Exhibit 5.6

[Letter head of Coats, Rose, Yale, Ryman, & Lee]

April 7, 2006

KHH Texas Trading Company, L.P.

Kimball Hill Homes Houston Operations, L.L.C.

Kimball Hill Homes Houston, L.P.

Kimball Hill Homes San Antonio, L.P.

Kimball Hill TX Properties, LLC

Kimball West Frisco Limited Partnership

Kimball Cove Limited Partnership

River Oaks Homes, L.L.P.

River Oaks Realty, L.P.

Indian Trails Limited Partnership

Kimball Hill Homes Austin, L.P.

Kimball Hill Homes Austin Operations, L.L.C.

Kimball Hill Chadwick Farms Limited Partnership

Kimball Hill Homes Dallas, L.P.

Kimball Hill Homes Dallas Operations, L.L.C., and

Kimball Hill Homes Texas, Inc.

5999 New Wilke Road

Rolling Meadows, Illinois 60008

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter for the limited purposes set forth herein in our capacity as special counsel to each of the above addressees all of which are Texas corporations, limited liability companies or limited partnerships as designated above (collectively the “Texas Guarantors” and each being a “Texas Guarantor”), in connection with each Texas Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $203,000,000 in aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”). The Exchange Notes are to be issued by Kimball Hill, Inc., an Illinois corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 7, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by each Texas Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of December 19, 2005 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein (including the Texas Guarantors) and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, the following documents, entity records and other instruments (i) the Formation Documents of each Texas Guarantor, (ii) written consent resolutions dated on or about December 19, 2005 of the board of directors, manager, member, general partner or management committee, as the case may be, of each Texas Guarantor with respect to the Indenture, Notes and Exchange Notes, (iii) the Registration Rights Agreement dated December 19, 2005, (iv) the Indenture dated December 19, 2005, (v) Notation of Guarantee dated December 19, 2005 and (vi) the Registration Statement.

As used above, the “Formation Documents” shall mean (i) the articles of incorporation, bylays and amendments thereto for each Texas Guarantor that is a corporation, (ii) the articles of organization, regulations and amendments thereto for each Texas Guarantor that is a limited liability company, and (iii) the partnership agreement and amendments thereto for each Texas Guarantor that is a limited partnership.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Texas Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Texas Guarantors.

With respect to certain factual matters, we have relied on the representations of the Issuer and those of the Texas Guarantors set forth in the Indenture. Other than as expressly stated above, we have not conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits or the like and we have made no independent search of the records of any court, arbitrator or governmental authority affecting the Texas Guarantors, and no inference as to our knowledge thereof shall be drawn from the fact of representation of any party or otherwise.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of Texas and the Texas case law decided thereunder and (v) the “Blue Sky” laws and regulations of Texas.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.                                       Each of the Texas Guarantors is validly existing and, as to each of the Texas Guarantors that is a corporation or limited liability company, is in good standing under the laws of Texas.

2.                                       The Indenture has been duly authorized, executed and delivered by each Texas Guarantor. The Indenture is a valid and binding obligation of each Texas Guarantor as therein stated and is enforceable against each Texas Guarantor in accordance with its terms.

3.                                       When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 10-1/2% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of each Texas Guarantor, enforceable against each Texas Guarantor in accordance with its terms.

4.                                       The execution and delivery of the Indenture by each Texas Guarantor and the performance by each Texas Guarantor of its obligations thereunder (including with respect to its Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the Formation Documents of such Texas Guarantor or (ii) any statute or governmental rule or regulation of the State of Texas or any political subdivision thereof.

5.                                       To our knowledge, no consent, waiver, approval, authorization or order of any State of Texas court or governmental authority of the State of Texas or any political subdivision thereof is required for the issuance by each Texas Guarantor of its Guarantee, except such as may be required under applicable state or federal securities laws in connection therewith.

Whenever in this letter a statement is qualified by “to our knowledge,” “known by us,” or a similar phrase, it is intended to indicate that, during the course of our representation of the Texas Guarantors, no information has come to the attention of the individual attorneys engaged in this representation that would give such attorneys current actual knowledge of the inaccuracy of such statement. Such information does not include the information that might be discovered if we were to make, for example, a search of the records of relevant courts or other governmental authorities, a review of contracts to which each Texas Guarantor is a party, or any inquiries of the Texas Guarantors or and its employees and affiliates as to their business, the identity of the employees, contracts to which they are party or other matters. We have not undertaken any independent investigation to determine the accuracy of any such statement and we do not recommend that anyone should rely upon any such statement without itself making an independent investigation. Except to the extent otherwise set forth above, for purposes of the opinions expressed herein, we have not made an independent review of any contract or agreement that may have been executed by or may now be binding upon any, nor have we undertaken to review our internal files or any files of the Texas Guarantor relating to transactions to which any of the Texas Guarantors may be a party, or to discuss its transactions or affairs with any other lawyers in our firm.

The opinions expressed above are rendered as of the date of this letter without any obligation to update or supplement this letter in response to subsequent changes in the law or future events. This opinion letter is limited to the specific issues addressed herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Notwithstanding the foregoing provisions of this opinion, we are rendering no opinion with respect to:

1.             The value of the guarantees given by the Texas Guarantors.

2.             The financial ability of any of the Texas Guarantors to meet its obligations under the Transaction Documents.

3.             Texas or federal securities laws or regulations.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose or by any other person or entity, except that Kirkland & Ellis LLP may rely upon this opinion for the limited purpose and to the extent necessary of issuing an opinion in connection with the Registration Statement.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.6 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Coats Rose Yale Ryman & Lee, P.C.
Coats, Rose, Yale, Ryman & Lee, P.C.